Exhibit 99.1

HMH Announces Strong Third Quarter 2021 Results;
Delivers Billings Growth of 22%; Raises Full Year Guidance Again

Continued Execution of Digital First, Connected Strategy Drives Growth of 123% in Annualized Recurring Revenue and Net Retention Rate of 153%

BOSTON, November 4, 2021 – HMH (Nasdaq: HMHC), a learning technology company, announced strong financial results for the third quarter which ended September 30, 2021.

“Propelled by strong demand for our comprehensive portfolio of learning solutions, HMH delivered an impressive 22% year-over-year increase in third quarter billings. As a result of the continued momentum across our business, we are raising our full year guidance for the second time this year,” said Jack Lynch, President and Chief Executive Officer of HMH. “In just the last two years, we dramatically transformed our business, strengthened our balance sheet and significantly lowered our cost structure to drive incredibly strong free cash flow while successfully executing our digital first, connected strategy – we plan to build on this success.”

“HMH is now among the largest and fastest growing companies in the edtech market. Through execution of our digital first, connected strategy we have grown our connected billings substantially with ARR growing 123% to $120 million or 11% of trailing twelve-month billings,” added Mr. Lynch.

Q3 2021 Financial Results and Headlines:

	Three Months Ended September 30,			Nine Months Ended September 30,
(in millions of dollars)	2021 [1]	2020 [1]	Change	2021 [1]	2020 [1]	Change
Net sales	$417	$331	25.9%	$872	$699	24.7%
Change in deferred revenue	130	119	9.2%	106	106	(0.2)%
Billings [2]	548	451	21.5%	978	806	21.4%
Impairment charge for goodwill	—	—	NM	—	262	NM
Income (loss) from continuing operations	95	(12)	NM	48	(382)	NM
Adjusted EBITDA [3]	146	83	76.7%	246	95	NM
Pre-publication or content development costs	(13)	(16)	23.5%	(42)	(51)	17.3%
Net cash provided by operating activities	288	257	11.9%	193	66	NM
Free cash flow [3]	265	230	15.5%	122	(20)	NM

1     All amounts have been adjusted to eliminate the impact of the HMH Books & Media business which has been removed from   continuing operations and classified as discontinued operations since the first quarter of 2021.

2     An operating measure. Please refer to “Operating Metrics” for an explanation.

3

A non-GAAP measure. Please refer to Use of Non-GAAP Financial Measures for an explanation and reconciliation. We are unable to reconcile forward looking unlevered free cash flow without unreasonable efforts.

NM = not meaningful

Highlights from the quarter include:

•	Raising FY 2021 billings[2] guidance to $1,075-$1,095 million, unlevered free cash flow guidance to 17-19% of billings and Annualized Recurring Revenue (ARR) [2] guidance to 12-15% of billings
•

Strong billings growth across the Company of 22% in Q3 and 21% YTD as demand for teaching and learning solutions continued as students returned to classrooms this fall and teachers further assessed instructional needs for the remainder of the school year

•	ARR[2] growth accelerated to 123% bringing ARR to $120 million, or 11% of trailing twelve-month billings. Net Retention Rate (NRR)[2] was 153%
•

Trailing twelve-month free cash flow[3] of $137 million, an improvement of $36 million compared to the second quarter of 2021, reflecting strong operating leverage and the benefits of 2020 actions to align HMH’s cost structure with its digital first, connected strategy

•	Gross leverage ratio of 1.4x, below HMH’s target leverage ratio of 2.0x adjusted EBITDA

Joe Abbott, HMH's Chief Financial Officer said, “Our digital first, connected business exhibits high operating leverage, strong free cash flow and rapidly growing annual recurring revenue which fueled strong third quarter results.  We expect that our transition to digital will continue, leading to a lower variable cost rate and additional opportunities to reduce fixed costs which in turn will lead to increased free cash flow.”

2021 Outlook:

In light of strong year to date financial results in 2021, the Company is raising its billings, unlevered free cash flow and annualized recurring revenue guidance. Our updated guidance is as follows:

Estimate	Outlook for Year ending December 31, 2021 (Updated on August 5, 2021)	Outlook for Year ending December 31, 2021 (Updated on November 4, 2021)
Total Billings	$980 to $1,020 million	$1,075 to $1,095 million
Unlevered Free Cash Flow	12-14% of billings	17-19% of billings
Annualized Recurring Revenue	10-15% of billings	12-15% of billings

Third Quarter 2021 Financial Results:

Net Sales: HMH reported net sales of $417 million for the third quarter of 2021, up 26% compared to $331 million in 2020. The increase was primarily due to strong net sales in Extensions, consisting of our Heinemann brand, intervention and supplemental products as well as professional services, which increased by $58 million from $124 million in 2020 to $182 million. Within Extensions, net sales of our Heinemann products increased due to the return of in-person learning for most of our customers, as well as in supplemental and professional services due to strong customer demand. Further, net sales in Core Solutions increased by $28 million from $207 million in 2020 to $235 million, driven by strong open territory net sales as a result of the market recovery.

Billings2: Billings for 2021 increased $97 million, or 22%, from 2020. The billings increase was driven by an increase in Extensions, which increased by $82 million as billings of our Heinemann products increased due to the return of in-person learning for most of our customers, as well as in supplemental and professional services due to strong customer demand. Further, Core Solutions increased $15 million, driven by strong open territory billings as a result of the market recovery.

Cost of Sales: Overall cost of sales increased by $2 million to $183 million in 2021, primarily due to increased sales volume offset partially by lower print costs, increased virtual delivery of products and services along with a favorable inventory obsolescence.

Selling and Administrative Costs: Selling and administrative costs increased by $17 million in 2021, primarily due to higher variable expenses such as commissions and transportation due to higher billings. Further, there was an increase in incentive compensation compared to the prior year due to higher achievement of performance measures in 2021 compared to 2020.

Operating Income: Operating income for 2021 was $96 million, a $101 million favorable change from the $6 million operating loss in 2020, primarily due to an increase in net sales of $86 million, along with a $32 million decrease in restructuring/severance and other charges due to the timing of the 2020 restructuring plan.

Net Income: Net income of $95 million for 2021 was $108 million higher compared to a net loss of $13 million in the same period of 2020. Income from continuing operations for 2021 was $95 million, a $107 million improvement from the $12 million loss from continuing operations in the same period of 2020 due primarily to the same factors impacting operating income. Also, loss from discontinued operations, net of tax, was $1 million in 2020.

Adjusted EBITDA from continuing operations: Adjusted EBITDA from continuing operations for 2021 was $146 million, a $63 million favorable change from 2020.

Nine Months Ended September 30, 2021 Financial Results:

Net Sales: HMH reported net sales of $872 million for the first nine months of 2021, up 25% compared to $699 million in 2020. The increase was due to strong net sales in Extensions consisting of our Heinemann brand, intervention and supplemental products as well as professional services, which increased by $95 million from $308 million in 2020 to $403 million. Within Extensions, nets sales of our Heinemann products increased due to strong demand across most product portfolios. Further, net sales in Core Solutions increased by $78 million to $469 million, driven by strong open territory net sales as a result of market recovery in 2021.

Billings2: Billings for 2021 increased $172 million, or 21%, from 2020. The billings increase was driven by an increase in Extensions which increased by $132 million due to strong demand across all product portfolios. Billings of professional services increased due to the recovery of the in-person learning environment. Further, Core Solutions increased $40 million, driven by strong open territory billings as a result of market recovery.

Cost of Sales: Overall cost of sales increased by $7 million to $423 million in 2021, primarily due to increased sales volume offset partially by lower print costs, increased virtual delivery of products and services and lower amortization expense.

Selling and Administrative Costs: Selling and administrative costs slightly decreased, primarily due to the 2020 restructuring plan with reduced labor, professional fees and travel and marketing costs. Partially offsetting the aforementioned was an increase in variable expenses such as commissions and transportation due to higher billings along with an increase in incentive compensation.

Operating Income: Operating income for 2021 was $81 million, a $448 million favorable change from the $367 million operating loss in 2020 primarily due an impairment charge for goodwill in 2020 of $262 million that did not reoccur in 2021. This non-cash impairment was a direct result of the adverse impact that the COVID-19 pandemic had on the Company in 2020. The increase was further driven by an increase in net sales of $173 million and a $22 million favorable change in restructuring/severance and other charges.

Net Income: Net income of $262 million for 2021 was $659 million higher compared to a net loss of $397 million in the same period of 2020. Income from continuing operations for 2021 was $48 million, a $431 million improvement from the $382 million loss from continuing operations in the same period of 2020 due primarily to the same factors impacting operating income, along with a $13 million non-cash charge for the write off of unamortized deferred financing charges associated with our debt repayment in the second quarter of 2021. Income from discontinued operations, net of tax, also increased $228 million to $214 million from a loss of $14 million in 2020, due to the recognition of the gain on the sale of the HMH Books & Media business of $215 million during 2021.

Adjusted EBITDA from continuing operations: Adjusted EBITDA from continuing operations for 2021 was $246 million, a $151 million favorable change from $95 million in 2020.

Cash Flows and Liquidity: Net cash provided by operating activities for 2021 was $197 million compared to $75 million in 2020. Net cash provided by operating activities from continuing operations was $193 million in 2021, a $127 million increase compared to 2020. The improvement in net cash provided by operating activities from continuing operations resulted from an increase in operating profit, net of non-cash items, of $173 million. The improvement was partially offset by unfavorable changes in net operating assets and liabilities of $46 million. Net cash provided by operating activities included $4 million and $9 million of cash flow from discontinued operations in 2021 and 2020, respectively. HMH’s free cash flow from continuing operations, defined as net cash from operating activities minus capital expenditures, favorably changed $142 million from a usage of $20 million in 2020 to cash flow of $122 million in 2021.

As of November 4, 2021, there were no amounts outstanding under our revolving credit facility. We expect our net cash from operations combined with our cash and cash equivalents and borrowing availability under our revolving credit facility to provide sufficient liquidity to fund our current obligations, capital spending, debt service requirements and working capital requirements over at least the next twelve months.

Conference Call:

At 9:30 a.m. ET on Thursday, November 4, 2021, HMH will host a conference call to discuss the results with its investors. The call will be webcast live at ir.hmhco.com. The following information is provided for investors who would like to participate:

Toll Free: (844) 835-6565

International: (484) 653-6719

Passcode: 4666615

Moderator: Chris Symanoskie, Vice President, Investor Relations

Webcast Link: https://edge.media-server.com/mmc/p/ybhqjui4

An archived webcast with the accompanying slides will be available at ir.hmhco.com for one year for those unable to participate in the live event. An audio replay of this conference call will also be available until November 14, 2021 via the following telephone numbers: (855) 859-2056 in the United States and (404) 537-3406 internationally using passcode 4666615.

Use of Non-GAAP Financial Measures:

To supplement our financial statements presented in accordance with Generally Accepted Accounting Principles (GAAP) and to provide additional insights into our performance (for a completed period and/or on a forward-looking basis), we have presented adjusted EBITDA from continuing operations and free cash flow. These measures are not prepared in accordance with GAAP. This information should be considered as supplemental in nature and should not be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. Management believes that the presentation of these non-GAAP measures provides useful information to investors regarding our results of operations and/or our expected results of operations because it assists both investors and management in analyzing and benchmarking the performance and value of our business.

Management believes that the presentation of adjusted EBITDA provides useful information to our investors and management as an indicator of our performance that is not affected by debt restructurings, fluctuations in interest rates or effective tax rates, gains or losses on investments, non-cash charges and impairment charges, levels of depreciation or amortization, and acquisition/disposition-related activity costs, legal settlement costs, restructuring costs and integration costs. Accordingly, management believes that this measure is useful for comparing our performance from period to period and makes decisions based on it. In addition, targets in adjusted EBITDA (further adjusted to include the change in deferred revenue) are used as performance measures to determine certain incentive compensation of management. Management also believes that the presentation of free cash flow provides useful information to our investors because management regularly reviews these metrics as an important indicator of how much cash is generated by general business operations, excluding capital expenditures, and makes decisions based on it.

Other companies may define these non-GAAP measures differently and, as a result, our use of these non-GAAP measures may not be directly comparable to adjusted EBITDA and free cash flow used by other companies. Although we use these non-GAAP measures as financial measures to assess our business, the use of non-GAAP measures is limited as they include and/or do not include certain items not included and/or included in the most directly comparable GAAP measure. Adjusted EBITDA should be considered in addition to, and not as a substitute for, net income or loss prepared in accordance with GAAP as a measure of performance; and free cash flow should be considered in addition to, and not as a substitute for, net cash from operating activities prepared in accordance with GAAP. Adjusted EBITDA is not intended to be a measure of liquidity nor is free cash flow intended to be a measure of residual cash flow available for discretionary use. You are cautioned not to place undue reliance on these non-GAAP measures. A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures (to the extent available without unreasonable efforts in the case of forward-looking measures) and related disclosure is provided in the appendix to this news release.

Operating Metrics:

Annualized Recurring Revenue (ARR) for a given period is the annualized revenues derived from termed subscription contracts existing at the end of the period. ARR excludes contracts that are one-time in nature. ARR is currently one of the key performance metrics being used by management to assess the health and trajectory of our business. ARR does not have a standardized definition and is therefore unlikely to be comparable to similarly titled measures presented by other companies. ARR should be viewed independently of U.S. GAAP revenue, deferred revenue and unbilled revenue and is not intended to be combined with or to replace those items. ARR does not represent revenue for any particular period or remaining revenue that will be recognized in future periods. ARR is not a forecast and the active contracts at the end of a reporting period used in calculating ARR may or may not be extended or renewed by our customers.

Billings is an operating measure which we derive from net sales taking into account the change in deferred revenue. Billings for Core Solutions and Extensions is an operating measure based on invoiced sales adjusted for returns, other publishing income and change in deferred revenue.

Connected Sales are billings from the sale of core, intervention, supplemental, assessment and service offerings hosted on or transitioning to be hosted on our Ed: Your Friend in Learning® teaching and learning platform.

Gross Leverage Ratio is the total amount of outstanding gross financial debt on a consolidated basis divided by the trailing twelve months Adjusted EBITDA from continuing operations.

Net Retention Rate (NRR) is the rate at which existing customers are renewing and expanding. The dollar-based net retention rate is calculated as of a period end by starting with the ARR from all customers as of the 12 months prior to such period end. The ARR is then calculated from these same customers as of the current period end, which includes customer renewals, upsells and expansion and is net of contraction or churn over the trailing 12 months, but excludes revenue from new customers in the current period. The dollar-based net retention rate is calculated by dividing the ARR from these customers as of the current period end by the ARR from these customers as of 12 months prior to such period end.

About Houghton Mifflin Harcourt

Houghton Mifflin Harcourt (Nasdaq: HMHC) is a learning technology company committed to delivering connected solutions that engage learners, empower educators and improve student outcomes. As a leading provider of K–12 core curriculum, supplemental and intervention solutions, and professional learning services, HMH partners with educators and school districts to uncover solutions that unlock students’ potential and extend teachers’ capabilities. HMH serves more than 50 million students and 3 million educators in 150 countries. For more information, visit www.hmhco.com

Follow HMH on Twitter, Facebook and YouTube.

Contact

Investor Relations

Chris Symanoskie, IRC

VP, Investor Relations

(410) 215-1405

chris.symanoskie@hmhco.com

Media Relations

Bianca Olson

SVP, Corporate Affairs

(617) 351-3841

bianca.olson@hmhco.com

Forward-Looking Statements

The statements contained herein include forward-looking statements, which involve risks and uncertainties. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “projects,” “anticipates,” “expects,” “could,” “intends,” “may,” “will,” “should,” “forecast,” “intend,” “plan,” “potential,” “project,” “target” or, in each case, their negative, or other variations or comparable terminology. Forward-looking statements include all statements that are not statements of historical facts, including statements regarding our 2021 outlook, efforts to execute on our digital first, connected strategy, opportunities to reduce costs and our expected cash runway and free cash flow generation. They include statements regarding our intentions, beliefs or current expectations concerning, among other things, the impact of the actions described in this press release; our results of operations; financial condition; liquidity; prospects, growth and strategies; the expected impact of the COVID-19 pandemic; the timing, structure and expected impact of our operational efficiency and cost-reduction initiatives and the estimated savings and amounts expected to be incurred in connection therewith; and potential business decisions. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. We caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. All forward-looking statements are based upon information available to us on the date of this report.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. We caution you that forward-looking statements are not guarantees of future performance and that actual results may differ materially from those made in or suggested by the forward-looking statements contained herein. In addition, even if actual results are consistent with the forward-looking statements contained herein, those results or developments may not be indicative of results or developments in subsequent periods.

Important factors that could cause actual results to vary from expectations include, but are not limited to: the duration and severity of the COVID-19 pandemic and its impact on the federal, state and local economies and on K–12 schools; any disruption resulting from the completed sale of our HMH Books & Media business that adversely affects our businesses and business relationships, including with employees and suppliers; the rate and state of technological change; state requirements related to digital instructional materials; our ability to execute on our digital first, connected strategy; increases in our operating costs; management and personnel changes; timing, higher costs and unintended consequences of our operational efficiency and cost-reduction initiatives; and other factors discussed in our news releases, public statements and/or filings with the U.S. Securities and Exchange Commission, including our most recent Annual and Quarterly Reports on Form 10-K and Form 10-Q. In light of these risks, uncertainties and assumptions, the forward-looking events described herein may not occur.

We undertake no obligation, and do not expect, to publicly update or publicly revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained herein.

Houghton Mifflin Harcourt Company

Consolidated Balance Sheets (Unaudited)

	September 30,	December 31,
(in thousands of dollars, except share information)	2021	2020
Assets
Current assets
Cash and cash equivalents	$420,318	$281,200
Accounts receivable, net	299,413	88,830
Inventories	96,471	145,553
Prepaid expenses and other assets	26,193	19,276
Assets of discontinued operations	—	160,053
Total current assets	842,395	694,912

Property, plant, and equipment, net	80,978	88,801
Pre-publication costs, net	163,255	202,820
Royalty advances to authors, net	1,581	2,425
Goodwill	437,977	437,977
Other intangible assets, net	370,047	402,484
Operating lease assets	117,410	126,850
Deferred income taxes	2,415	2,415
Deferred commissions	37,309	30,659
Other assets	32,980	31,783
Total assets	$2,086,347	$2,021,126
Liabilities and Stockholders’ Equity
Current liabilities
Current portion of long-term debt	$—	$19,000
Accounts payable	49,736	38,751
Royalties payable	44,766	34,765
Salaries, wages, and commissions payable	61,133	21,723
Deferred revenue	386,431	342,605
Interest payable	4,260	11,017
Severance and other charges	1,283	19,590
Accrued pension benefits	118	1,593
Accrued postretirement benefits	1,555	1,555
Operating lease liabilities	10,506	9,669
Other liabilities	40,273	22,912
Liabilities of discontinued operations	—	30,662
Total current liabilities	600,061	553,842

Long-term debt, net of discount and issuance costs	317,095	624,692
Operating lease liabilities	131,582	132,014
Long-term deferred revenue	624,953	562,679
Accrued pension benefits	15,021	24,061
Accrued postretirement benefits	15,338	16,566
Deferred income taxes	11,885	16,411
Other liabilities	215	398
Total liabilities	1,716,150	1,930,663
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par value: 20,000,000 shares authorized; no shares issued and outstanding at September 30, 2021 and December 31, 2020	—	—
Common stock, $0.01 par value: 380,000,000 shares authorized; 152,257,784 and 150,459,034 shares issued at September 30, 2021 and December 31, 2020, respectively; 127,680,750 and 125,882,000 shares outstanding at September 30, 2021 and December 31, 2020, respectively	1,523	1,505
Treasury stock, 24,577,034 shares as of September 30, 2021 and December 31, 2020, respectively, at cost	(518,030)	(518,030)
Capital in excess of par value	4,927,934	4,918,542
Accumulated deficit	(3,993,826)	(4,255,830)
Accumulated other comprehensive loss	(47,404)	(55,724)
Total stockholders’ equity	370,197	90,463
Total liabilities and stockholders’ equity	$2,086,347	$2,021,126

Houghton Mifflin Harcourt Company

Consolidated Statements of Operations (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands of dollars, except share and per share information)	2021	2020	2021	2020
Net sales	$417,130	$331,205	$871,997	$699,287
Costs and expenses
Cost of sales, excluding publishing rights and pre-publication amortization	152,893	146,155	335,390	310,351
Publishing rights amortization	2,516	3,469	8,171	11,332
Pre-publication amortization	27,620	31,570	79,177	93,791
Cost of sales	183,029	181,194	422,738	415,474
Selling and administrative	134,951	118,275	338,953	339,815
Other intangible assets amortization	7,241	5,857	23,016	17,568
Impairment charge for goodwill	—	—	—	262,000
Restructuring/severance and other charges	33	31,776	9,880	31,776
Gain on sale of assets	(3,661)	—	(3,661)	—
Operating income (loss)	95,537	(5,897)	81,071	(367,346)
Other income (expense)
Retirement benefits non-service income (expense)	214	61	(12)	183
Interest expense	(8,239)	(9,311)	(26,788)	(29,178)
Interest income	18	32	52	873
Change in fair value of derivative instruments	(368)	432	(915)	172
Gain on investments	606	1,738	1,442	1,738
Income from transition services agreement	1,399	—	2,253	—
Loss on extinguishment of debt	—	—	(12,505)	—
Income (loss) from continuing operations before taxes	89,167	(12,945)	44,598	(393,558)
Income tax benefit for continuing operations	(6,192)	(1,060)	(3,891)	(11,210)
Income (loss) from continuing operations	95,359	(11,885)	48,489	(382,348)
Loss from discontinued operations, net of tax	—	(667)	(1,005)	(14,345)
Gain on sale of discontinued operations, net of tax	—	—	214,520	—
(Loss) income from discontinued operations, net of tax	—	(667)	213,515	(14,345)
Net income (loss)	$95,359	$(12,552)	$262,004	$(396,693)
Net income (loss) per share attributable to common stockholders
Basic:
Continuing operations	$0.75	$(0.09)	$0.38	$(3.05)
Discontinued operations	—	(0.01)	1.68	(0.12)
Net income (loss)	$0.75	$(0.10)	$2.06	$(3.17)
Diluted:
Continuing operations	$0.72	$(0.09)	$0.37	$(3.05)
Discontinued operations	—	(0.01)	1.64	(0.12)
Net income (loss)	$0.72	$(0.10)	$2.01	$(3.17)
Weighted average shares outstanding
Basic	127,674,513	125,799,018	127,220,429	125,317,284
Diluted	131,652,417	125,799,018	130,667,785	125,317,284

Houghton Mifflin Harcourt Company

Consolidated Statements of Cash Flows (Unaudited)

	Nine Months Ended September 30,
(in thousands of dollars)	2021	2020
Cash flows from operating activities
Net income (loss)	$262,004	$(396,693)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Loss from discontinued operations, net of tax	1,005	14,345
Gain on sale of discontinued operations, net of tax	(214,520)	—
Gain on sale of assets	(3,661)	—
Depreciation and amortization expense	144,698	160,073
Operating lease assets, amortization and impairments	9,411	9,565
Amortization of debt discount and deferred financing costs	2,096	1,979
Gain on investments	(1,442)	(1,738)
Deferred income taxes	(4,526)	(12,084)
Stock-based compensation expense	8,727	8,295
Write-off of property, plant, and equipment	1,606	—
Loss on extinguishment of debt	12,505	—
Impairment charge for goodwill	—	262,000
Change in fair value of derivative instruments	915	(172)
Changes in operating assets and liabilities
Accounts receivable	(200,632)	(106,852)
Inventories	49,081	38,566
Other assets	(13,767)	(10,663)
Accounts payable and accrued expenses	53,878	4,764
Royalties payable and author advances, net	12,467	(21,169)
Deferred revenue	106,100	105,347
Interest payable	(6,757)	155
Severance and other charges	(18,307)	22,494
Accrued pension and postretirement benefits	(2,656)	(5,532)
Operating lease liabilities	436	(7,598)
Other liabilities	(5,964)	935
Net cash provided by operating activities - continuing operations	192,697	66,017
Net cash provided by operating activities - discontinued operations	3,880	9,149
Net cash provided by operating activities	196,577	75,166
Cash flows from investing activities
Additions to pre-publication costs	(42,104)	(50,919)
Additions to property, plant, and equipment	(28,672)	(35,275)
Proceeds from sale of business	349,000	—
Proceeds from sale of assets	5,000	—
Net cash provided by (used in) investing activities - continuing operations	283,224	(86,194)
Net cash used in investing activities - discontinued operations	(647)	(402)
Net cash provided by (used in) investing activities	282,577	(86,596)
Cash flows from financing activities
Borrowings under revolving credit facility	—	150,000
Payments of revolving credit facility	—	(150,000)
Payments of long-term debt	(342,031)	(14,250)
Tax withholding payments related to net share settlements of restricted stock units	—	(48)
Issuance of common stock under employee stock purchase plan	410	918
Net collections under transition services agreement	1,585	—
Net cash used in financing activities - continuing operations	(340,036)	(13,380)
Net increase (decrease) in cash and cash equivalents	139,118	(24,810)
Cash and cash equivalents at beginning of the period	281,200	296,353
Cash and cash equivalents at end of the period	$420,318	$271,543

Houghton Mifflin Harcourt Company

Non-GAAP Reconciliations (Unaudited)

Adjusted EBITDA 1

(in thousands of dollars)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net income (loss) from continuing operations	$95,359	$(11,885)	$48,489	$(382,348)
Interest expense	8,239	9,311	26,788	29,178
Interest income	(18)	(32)	(52)	(873)
Provision (benefit) for income taxes	(6,192)	(1,060)	(3,891)	(11,210)
Depreciation expense	11,063	12,358	34,334	37,382
Amortization expense	37,377	40,896	110,364	122,691
Non-cash charges – goodwill impairment	—	—	—	262,000
Non-cash charges – stock compensation	3,177	2,971	8,727	8,295
Non-cash charges – (gain) loss on derivative instruments	368	(432)	915	(172)
Fees, expenses or charges for equity offerings, debt or acquisitions/dispositions	676	339	866	366
Gain on investments	(606)	(1,738)	(1,442)	(1,738)
Gain on sale of assets	(3,661)	—	(3,661)	—
Loss on debt extinguishment	—	—	12,505	—
Legal settlement	—	—	2,470	—
Restructuring/severance and other charges	33	31,776	9,880	31,776
Adjusted EBITDA from continuing operations	$145,815	$82,504	$246,292	$95,347

Free Cash Flow 1

(in thousands of dollars)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Cash flows from operating activities
Net cash provided by operating activities	$287,630	$257,084	$192,697	$66,017
Cash flows from investing activities
Additions to pre-publication costs	(12,563)	(16,423)	(42,104)	(50,919)
Additions to property, plant, and equipment	(9,614)	(10,917)	(28,672)	(35,275)
Free Cash Flow	$265,453	$229,744	$121,921	$(20,177)

Trailing Twelve Months Ended September 30, 2021
Cash flows from operating activities
Net cash provided by operating activities	$233,165
Cash flows from investing activities
Additions to pre-publication costs	(52,057)
Additions to property, plant, and equipment	(44,337)
Free Cash Flow	$136,771

1	All amounts have been adjusted to eliminate the impact of the HMH Books & Media business which has been removed from continuing operations and classified as discontinued operations.

We are unable to reconcile forward looking free cash flow (both before and after interest payments) and related margin without unreasonable efforts. Unlevered free cash flow margin is the ratio of free cash flow before interest payments to billings.

Houghton Mifflin Harcourt Company

Calculation of Billings and Gross Leverage Ratio (Unaudited)

Billings 1

(in thousands of dollars)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net sales	$417,130	$331,205	$871,997	$699,287
Change in deferred revenue	130,419	119,426	106,100	106,347
Billings	$547,549	$450,631	$978,097	$805,634

Trailing Twelve Months Ended September 30, 2021
Net sales	$1,013,164
Change in deferred revenue	57,931
Billings	$1,071,095

Billings is an operating measure utilized by the Company derived as shown above.

Gross Leverage Ratio 1

(in thousands of dollars)

September 30, 2021
Gross debt	$324,969
Trailing twelve months Adjusted EBITDA	$239,610
Gross leverage ratio	1.4

Trailing Twelve Months Ended September 30, 2021
Net loss from continuing operations	$(39,853)
Interest expense	35,541
Interest income	(78)
Provision (benefit) for income taxes	(5,138)
Depreciation expense	46,826
Amortization expense	152,228
Non-cash charges – goodwill impairment	17,000
Non-cash charges – stock compensation	11,592
Non-cash charges – (gain) loss on derivative instruments	415
Fees, expenses or charges for equity offerings, debt or acquisitions/dispositions	1,580
Gain on investments	(1,795)
Gain on sale of assets	(3,661)
Loss on debt extinguishment	12,505
Legal settlement	2,470
Restructuring/severance and other charges	9,978
Adjusted EBITDA from continuing operations	$239,610

Gross leverage ratio is an operating measure utilized by the Company derived as shown above.

1	All amounts have been adjusted to eliminate the impact of the HMH Books & Media business which has been removed from continuing operations and classified as discontinued operations.